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                           Weil, Gotshal & Manges LLP
                                767 Fifth Avenue
                            New York, New York 10153
                              FAX: (212) 310-8007
                                                                     Exhibit 5.1




                                October 16, 2001








ISP Chemco Inc.
ISP Chemicals Inc.
ISP Minerals Inc.
ISP Technologies Inc.
300 Delaware Avenue
Suite 303
Wilmington, Delaware 19801


Ladies and Gentlemen:

         We have acted as counsel to ISP Chemco Inc., ISP Chemicals Inc., ISP Minerals Inc. and ISP Technologies Inc., each a Delaware corporation (collectively, the "Companies"), in connection with the preparation and filing with the Securities and Exchange Commission of the Companies' Registration Statement on Form S-4, Registration No. 333-70144 (as amended, the "Registration Statement"), under the Securities Act of 1933, as amended, relating to $305,000,000 aggregate principal amount of the Companies' 10-1/4% Series B Senior Subordinated Notes due 2011 (the "Notes") and the accompanying guarantees (the "Guarantees").

         In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture dated as of June 27, 2001, between the Companies, the subsidiary guarantors party thereto (the "Guarantors"), and Wilmington Trust Company, as trustee (the "Trustee"), pursuant to which the Notes will be issued (the "Indenture"), the form of the Notes included in the Indenture filed as Exhibit
4.1 to the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Companies and the Guarantors, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been

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ISP Chemco Inc.
October 16, 2001
Page 2


independently established, we have relied upon certificates or comparable documents of officers and representatives of the Companies and the Guarantors.

         Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         1. The Notes are duly authorized, and, when duly executed on behalf of the Companies, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Companies, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principals of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that the waiver contained in Section 4.06 of the Indenture may be deemed unenforceable.

         2. The Guarantees to be executed by the Guarantors are duly authorized by the Guarantors, and, when duly executed on behalf of the Guarantors and when the Notes are duly authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Guarantors, enforceable against each of them in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principals of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that certain remedial provisions of the Guarantees are or may be unenforceable in whole or in part under the laws of the State of New York, but the inclusion of such provisions does not affect the validity of the Guarantees, and the Guarantees contain adequate provisions for the practical realization of the rights and benefits afforded thereby, and except that the waiver contained in
Section 4.06 of the Indenture may be deemed unenforceable.

         We consent to the reference to our name under the caption "Legal Matters" in the prospectus which is a part of the Registration Statement.


                                           Very truly yours,

                                           /s/ Weil, Gotshal & Manges LLP